Exhibit 99.1
Advance Auto Parts Reports First Quarter 2023 Results
Q1 Net Sales Increased 1.3% to $3.4 Billion; Comparable Store Sales Decreased 0.4%
Operating Income of $90.0 Million; Operating Income Margin of 2.6%

RALEIGH, N.C., May 31, 2023 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the first quarter ended April 22, 2023.

Tom Greco, president and chief executive officer, said, “I want to thank our Advance team members and independent partners for their continued hard work and focus on serving our customers. While we anticipated the first quarter would be challenging, our results were below our expectations. Net sales grew 1.3% in the quarter. Our operating margin rate of 2.6% in the quarter was well below expectations due to higher than planned investments to narrow competitive price gaps in the professional sales channel as well as unfavorable product mix.”

Mr. Greco continued, “We remain focused on improving inventory availability while sustaining competitive price targets to improve topline sales. We expect the competitive dynamics we faced in the first quarter to continue, resulting in a shortfall to our 2023 expectations. We have reduced our full-year guidance and our board of directors made the difficult decision to reduce our quarterly dividend. In addition, in connection with my pending retirement, our board’s independent chair, Gene Lee, has assumed an expanded role as interim executive chair. Gene will be providing additional operational oversight and support to our management team to enable a seamless CEO transition. He has helped me immensely during my time as CEO and I look forward to working with him to improve the trajectory of our business in the months ahead.”

First Quarter 2023 Results (1)
First quarter of 2023 Net sales totaled $3.4 billion, a 1.3% increase compared with the first quarter of the prior year, primarily driven by new store openings. This was partially offset by a decline of comparable store sales of 0.4%.

Gross profit decreased 2.4% to $1.5 billion. Gross profit margin of 43.0% of Net sales decreased 162 basis points compared with the first quarter of the prior year. This was primarily driven by inflationary product costs that were not fully covered by pricing actions. In addition, unfavorable product mix and supply chain headwinds also contributed to gross margin deleverage in the quarter.

SG&A expenses were $1.4 billion, which was 40.4% of Net sales compared with 38.6% in the first quarter of 2022. This was primarily driven by inflation in labor and benefit-related expenses as well as costs associated with new store openings. This was partially offset by a decrease in startup costs related to the company's California expansion.

The company's Operating income was $90.0 million or 2.6% of Net sales, compared with 6.0% in the first quarter of 2022.

The company's effective tax rate was 28.4%, compared with 23.7% in the first quarter of 2022. The higher effective income tax rate reflects the impact associated with share based compensation. The company's Diluted EPS was $0.72, compared with $2.26 in the first quarter of 2022.

Net cash used in operating activities was $378.9 million through the first quarter of 2023 versus $54.9 million used in operating activities in the same period of the prior year. The increase was primarily driven by lower Net income and an increase in cash used in working capital, primarily in accounts payable. Free cash flow through the first quarter of 2023 was an outflow of $468.9 million compared with an outflow of $169.8 million in the same period of the prior year.

Capital Allocation
On May 30, 2023, the company declared a cash dividend of $0.25 per share to be paid on July 28, 2023 to all common stockholders of record as of July 14, 2023.

(1) All comparisons are based on the same time period in the prior year. Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.

Full Year 2023 Guidance

Jeff Shepherd, executive vice president and chief financial officer, commented, “Given the shortfall experienced this quarter, along with our revised outlook for the balance of the year, we are reducing our full-year 2023 guidance. In addition, our board of directors made the decision to reduce our quarterly cash dividend to provide enhanced financial flexibility. We are committed to improving our operational performance and driving increased profitability."

	Prior FY 2023 Outlook		Updated FY 2023 Outlook
	As of February 28, 2023		As of May 31, 2023
($ in millions, except per share data)	Low	High	Low	High
Net sales	$11,400	$11,600	$11,200	$11,300
Comparable store sales (1)	1.0%	3.0%	(1.0)%	0.0%
Operating income margin	7.8%	8.2%	5.0%	5.3%
Income tax rate	24.0%	25.0%	24.0%	25.0%
Diluted EPS	$10.20	$11.20	$6.00	$6.50
Capital expenditures	$300	$350	$250	$300
Free cash flow (2)	Minimum $400		$200	$300
New store and branch openings	60	80	40	60
(1)    Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.
(2)    Free cash flow is a non-GAAP measure. For a better understanding of the company's non-GAAP adjustments, refer to the reconciliation of non-GAAP financial measures in the accompanying financial tables included herein.

Investor Conference Call
The company will detail its results for the first quarter ended April 22, 2023 via a webcast scheduled to begin at 8 a.m. Eastern Time on Wednesday, May 31, 2023. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of April 22, 2023 Advance operated 4,778 stores and 318 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,315 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about our strategic initiatives, operational plans and objectives, expectations for economic conditions and recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect our views based on historical results, current information and assumptions related to future developments. Except as may be required by law, we undertake no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the company’s leadership transition, the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, deterioration of general macroeconomic conditions, the highly competitive nature of our industry, demand for our products and services, complexities in our inventory and supply chain and challenges with transforming and growing our business. Please refer to “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	April 22, 2023 (1)	December 31, 2022 (2)
Assets
Current assets:
Cash and cash equivalents	$226,499	$269,282
Receivables, net	782,093	698,613
Inventories, net	5,015,973	4,915,262
Other current assets	177,127	163,695
Total current assets	6,201,692	6,046,852
Property and equipment, net	1,694,337	1,690,139
Operating lease right-of-use assets	2,628,899	2,607,690
Goodwill	990,573	990,471
Other intangible assets, net	612,104	620,901
Other assets	54,633	62,429
Total assets	$12,182,238	$12,018,482
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,682,749	$4,123,462
Accrued expenses	718,290	634,447
Current portion of long-term debt	116,000	185,000
Other current liabilities	466,416	427,480
Total current liabilities	4,983,455	5,370,389
Long-term debt	1,784,596	1,188,283
Noncurrent operating lease liabilities	2,269,280	2,278,318
Deferred income taxes	422,984	415,997
Other long-term liabilities	85,762	87,214
Total stockholders' equity	2,636,161	2,678,281
Total liabilities and stockholders’ equity	$12,182,238	$12,018,482

(1)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared consolidated balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2)The balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (unaudited)

	Sixteen Weeks Ended
	April 22, 2023 (1)	April 23, 2022 (1)
Net sales	$3,417,594	$3,374,210
Cost of sales, including purchasing and warehousing costs	1,946,931	1,867,690
Gross profit	1,470,663	1,506,520
Selling, general and administrative expenses (2)	1,380,664	1,303,250
Operating income	89,999	203,270
Other, net:
Interest expense	(29,718)	(12,868)
Loss on early redemptions of senior unsecured notes	—	(7,408)
Other (expense) income, net	(674)	136
Total other, net	(30,392)	(20,140)
Income before provision for income taxes	59,607	183,130
Provision for income taxes	16,956	43,339
Net income	$42,651	$139,791

Basic earnings per common share	$0.72	$2.28
Weighted-average common shares outstanding	59,334	61,261

Diluted earnings per common share	$0.72	$2.26
Weighted-average common shares outstanding	59,544	61,732

(1)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared consolidated statements of operations filed with the SEC, but do not include the footnotes required by GAAP.
(2) The sixteen weeks ended April 22, 2023 included an out-of-period charge of approximately $17 million related to costs incurred in prior     years but not expensed in the corresponding periods. The company determined the cumulative impact was not material to the current period or any previously issued financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Sixteen Weeks Ended
	April 22, 2023 (1)	April 23, 2022 (1)
Cash flows from operating activities:
Net income	$42,651	$139,791
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	92,554	85,581
Share-based compensation	16,524	16,978
Loss on property and equipment, net	90	1,237
Loss on early redemptions of senior unsecured notes	—	7,408
Provision for deferred income taxes	6,899	9,681
Other, net	391	1,020
Net change in:
Receivables, net	(83,370)	(174,895)
Inventories, net	(100,178)	(119,550)
Accounts payable	(440,995)	20,225
Accrued expenses	85,035	(98,978)
Other assets and liabilities, net	1,534	56,562
Net cash used in operating activities	(378,865)	(54,940)
Cash flows from investing activities:
Purchases of property and equipment	(89,996)	(114,854)
Proceeds from sales of property and equipment	325	828
Net cash used in investing activities	(89,671)	(114,026)
Cash flows from financing activities:
Borrowings under credit facilities	2,886,000	275,000
Payments on credit facilities	(2,955,000)	(275,000)
Borrowings on senior unsecured notes	599,571	348,618
Payments on senior unsecured notes	—	(201,081)
Dividends paid	(89,487)	(154,796)
Repurchases of common stock	(12,605)	(264,469)
Other, net	(2,819)	(2,007)
Net cash provided by (used in) financing activities	425,660	(273,735)
Effect of exchange rate changes on cash	93	(19,994)
Net decrease in cash and cash equivalents	(42,783)	(462,695)
Cash and cash equivalents, beginning of period	269,282	601,428
Cash and cash equivalents, end of period	$226,499	$138,733

(1)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measure

The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Reconciliation of Free Cash Flow:
	Sixteen Weeks Ended
(in thousands)	April 22, 2023	April 23, 2022
Cash flows used in operating activities	$(378,865)	$(54,940)
Purchases of property and equipment	(89,996)	(114,854)
Free cash flow	$(468,861)	$(169,794)

Adjusted Debt to EBITDAR: (1)
	Four Quarters Ended
(In thousands, except adjusted debt to EBITDAR ratio)	April 22, 2023	December 31, 2022
Total GAAP debt	$1,900,596	$1,373,283
Add: Operating lease liabilities	2,726,880	2,692,861
Adjusted debt	$4,627,476	$4,066,144

GAAP Net income	$404,732	$501,872
Depreciation and amortization	291,032	283,800
Provision for income taxes	120,432	146,815
Interest expense	67,910	51,060
Share-based compensation	50,524	50,978
Other expense, net	7,806	6,996
Rent expense	595,208	594,838
EBITDAR	$1,537,644	$1,636,359

Adjusted Debt to EBITDAR	3.0	2.5
(1) Beginning in first quarter 2023, the company no longer excludes transformation-related activities in non-GAAP measures. Prior period has been recast to conform to current year presentation.

NOTE: Management believes its Adjusted Debt to EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the sixteen weeks ended April 22, 2023, 21 stores and branches were opened and 11 were closed or consolidated, resulting in a total of 5,096 stores and branches as of April 22, 2023, compared with a total of 5,086 stores and branches as of December 31, 2022.

The below table summarizes the changes in the number of company-operated store and branch locations during the sixteen weeks ended April 22, 2023:

	AAP	CARQUEST	WORLDPAC (1)	Total
December 31, 2022	4,440	330	316	5,086
New	19	—	2	21
Closed	(3)	(8)	—	(11)
Consolidated	—	—	—	—
Converted	—	—	—	—
Relocated	—	—	—	—
April 22, 2023	4,456	322	318	5,096

(1) Certain converted Autopart International ("AI") locations will remain branded as AI going forward.